Exhibit 99.1

FOR IMMEDIATE RELEASE	Media Contacts:	AirTran Holdings, Inc.
October 7, 2009		Christopher White (Media)
678.254.7442
Jason Bewley (Investor Relations)
407.318.5188

AIRTRAN ANNOUNCES PRICING OF CONVERTIBLE SENIOR NOTES OFFERING

AND COMMON STOCK OFFERING

ORLANDO, Fla., October 7, 2009 – AirTran Holdings, Inc. (NYSE:AAI), parent company of AirTran Airways, Inc., one of the nation’s leading low-fare air carriers, today announced that it has priced its offering of $100,000,000 aggregate principal amount of 5.25 percent Convertible Senior Notes due 2016. AirTran also announced it has granted the underwriters of the notes offering a 30-day option to purchase up to an additional $15,000,000 aggregate principal amount of the notes, solely to cover over-allotments. Morgan Stanley & Co. Incorporated is acting as sole bookrunner and Raymond James & Associates, Inc. is acting as co-manager for the notes offering. SkyWorks Securities, LLC will act as financial advisor to AirTran.

The notes will be convertible into AirTran common stock at an initial conversion rate of 164.0420 shares of AirTran common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $6.10 per share of AirTran common stock and represents an approximately 20 percent premium to the price at which AirTran’s common stock was offered in the concurrent common stock offering described above. The conversion rate and the conversion price will be subject to adjustment in certain circumstances. The notes will bear interest at a rate of 5.25 percent per annum, payable on May 1 and November 1 of each year, beginning May 1, 2010. The notes will mature on November 1, 2016, and may not be redeemed by AirTran prior to maturity. Holders of the notes may require AirTran to repurchase all or any portion of the notes if AirTran is involved in certain types of corporate transactions or other events constituting a fundamental change. The notes are senior unsecured debt obligations of AirTran. There is no sinking fund for the notes.

Concurrently with the pricing of its notes offering, AirTran has priced its offering of common stock pursuant to an underwriting agreement with Morgan Stanley Co. Incorporated, acting as sole bookrunner and Raymond James & Associates, Inc. as co-manager, offering 9,842,520 shares of its common stock to the public at a price of $5.08 per share. AirTran also announced it has granted the underwriters the option to purchase up to 1,476,378 shares of AirTran’s common stock solely to cover over-allotments, if any.

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AirTran Announces Pricing of Convertible Senior Note Offering and Common Stock Offering

The closing of the notes offering and the common stock offering are expected to occur on October 14, 2009, subject to satisfaction of various customary closing conditions.

Neither the closing of the notes offering nor the closing of the common stock offering will be contingent on the closing of the other.

AirTran intends to use the net proceeds from the offerings for general corporate purposes.

AirTran has filed a registration statement with the SEC for the offering of the notes and the offering of the common stock to which this communication relates. Before investing, please read the prospectus supplement and accompanying prospectus for the notes offering and the prospectus supplement and accompanying prospectus for the common stock offering, each in the registration statement, and other documents AirTran has filed with the SEC for more complete information about AirTran and the offerings. These documents are available for free and may be obtained by visiting the SEC website at www.sec.gov. Alternatively, copies of the final prospectus supplements and the accompanying prospectuses for the offerings are available by contacting Morgan Stanley at 180 Varick Street, 2nd Floor, New York, N.Y. 10014 Attention: Prospectus Department or by email at prospectus@morganstanley.com; or Raymond James & Associates, Inc. at 880 Carillon Parkway, St. Petersburg, Florida 33716 or by telephone at (727) 567-2400.

This news release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sales of the securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state or jurisdiction.

AirTran Holdings, Inc., a Fortune 1000 company, is the parent company of AirTran Airways, which has been ranked the number one low-cost carrier in the Airline Quality Rating study for the past two years. AirTran is the only major airline with Wi-Fi on every flight and offers coast-to-coast service on North America’s newest all-Boeing fleet. Its low-cost, high-quality product also includes assigned seating, Business Class and complimentary XM Satellite Radio on every flight.

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AirTran Announces Pricing of Convertible Senior Note Offering and Common Stock Offering

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Editors Note: This press release contains statements that contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, in this press release may be deemed forward-looking statements. We use words such as “anticipate,” believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “will,” “would” and similar expressions or the negative thereof to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and, accordingly, you should not place undue reliance on our forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those expressed or implied by these forward-looking statements, including those discussed under “Risk Factors” and elsewhere in the referenced prospectus and prospectus supplements. Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Additional information on factors that could influence AirTran’s financial results is included in its filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.